CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports, with respect to the financial statements and financial highlights of the predecessor funds listed in Appendix A, that are part of The Saratoga Advantage Trust, each incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 18, 2021

Appendix A

Predecessor Fund Name	Fiscal Year End
James Alpha Global Real Estate Investments Portfolio	August 31, 2020
James Alpha Hedged High Income Portfolio	August 31, 2020
James Alpha Macro Portfolio	August 31, 2020
James Alpha Managed Risk Domestic Equity Portfolio	August 31, 2020
James Alpha Managed Risk Emerging Markets Equity Portfolio	August 31, 2020
James Alpha Multi Strategy Alternative Income Portfolio	August 31, 2020

James Alpha Total Hedge Portfolio	November 30, 2020
James Alpha EHS Portfolio	November 30, 2020
James Alpha Event Driven Portfolio	November 30, 2020
James Alpha Family Office Portfolio	November 30, 2020
James Alpha Relative Value Portfolio	November 30, 2020
James Alpha Structured Credit Value Portfolio	November 30, 2020